Exhibit 99.1

FOR IMMEDIATE RELEASE	QUALCOMM
Contact:
John Gilbert
Vice President of Investor and Industry Analyst Relations
1-(858) 658-4813 (ph) 1-(858) 651-9303 (fax)
e-mail: ir@qualcomm.com
Qualcomm Incorporated (Nasdaq: QCOM)
Rescheduled Time and Date for
Second Quarter Fiscal 2009 Earnings Release and Conference Call
April 22, 2009
Qualcomm has rescheduled its second quarter earnings call to Monday, April 27, 2009 at 5:00 a.m. PT.
The Company is postponing its earnings release and call until Monday, April 27, 2009 due to advanced settlement discussions with Broadcom regarding a global settlement of all disputes between the parties which if reached, would have an impact on the Company’s financial results for the fiscal second quarter.  No assurance can be given that the Company and Broadcom will be able to reach agreement on the terms of a global settlement.  Neither company will comment further at this time.
Revenue and operating income for the second quarter of fiscal 2009, excluding the potential impact of the Broadcom agreement, met or exceeded prior guidance. Further details on the Company’s second fiscal quarter results and full fiscal year guidance will be provided in the earnings release and conference call.
Except for the impact of this agreement, the Company had completed all of its period ending accounting processes and procedures necessary to report its second fiscal quarter results.
Qualcomm remains in its quiet period and Qualcomm Investor Relations representatives will not be available to return phone calls until after the conclusion of the conference call. Questions during the live call will be taken from investment professionals only.

Qualcomm Second Quarter Fiscal 2009 Earnings Release
•	The second quarter fiscal 2009 earnings release will be issued on Monday, April 27, 2009 at approximately 4:30 a.m. Pacific Time (PT).
Qualcomm Conference Call
•	Monday, April 27, 2009 from 5:00 a.m. to 6:00 a.m. PT.

•	Live web cast available on www.qualcomm.com.

•	Questions during the live call will be taken from investment professionals only.
Rebroadcast of Conference Call
•	Rebroadcast will be available on Qualcomm’s web site at www.qualcomm.com from April 27, 2009 beginning at approximately 9:00 a.m. PT through May 27, 2009 at 9:00 p.m. PT.

•	To hear the rebroadcast U.S. callers may dial (800) 642-1687 and international callers may dial (706) 645-9291.

•	Please use reservation number 96824653.
Financial and statistical information to be discussed in the conference call will be posted on Qualcomm’s Investor Relations web site at www.qualcomm.com immediately prior to the commencement of the conference call.
The conference call will include a discussion of non-GAAP (Generally Accepted Accounting Principles) financial measures. Information reconciling these non-GAAP financial measures to Qualcomm’s financial results prepared in accordance with GAAP will be posted on Qualcomm’s Investor Relations web site at www.qualcomm.com immediately prior to the commencement of the conference call.
Historical news releases and financial documents are available on the Company’s web site at www.qualcomm.com

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